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                                                                   EXHIBIT 10.21



                             COMPENSATION AGREEMENT


This Compensation Agreement ("Agreement") between Richard F. Woodruff, Jr. and Kontron Mobile Computing ("KMC"), Eden Prairie, MN 55344, takes effect upon the termination of Mr. Woodruff for any reason, excluding voluntary resignation unless such voluntary resignation is at the request of KMC. This agreement has an effective date of October 25, 2001.

In return for consultative services (as agreed to at a later date by the parties to this Agreement) to be performed by Mr. Woodruff for a period of up to six months following his termination from KMC, he shall be compensated as follows:

1.   A lump sum payment of 26 weeks salary;

2. A lump sum payment equal to 50% of the total incentive compensation paid to Mr. Woodruff during the prior four quarters;

3. Continued participation in KMC's health and dental insurance plans for twelve months. This participation shall be on the same terms as if Mr. Woodruff was still employed by KMC (Mr. Woodruff pays the employee share of the premiums and KMC pays the employer's share as if Mr. Woodruff was a full-time employee) and after twelve months, COBRA coverage will apply for an additional six months;

4. KMC may terminate this Agreement immediately, by written notice to Mr. Woodruff, on "Good Cause." For purposes of this Agreement, "Good Cause" shall mean:

     (i) neglect or misconduct by Mr. Woodruff in connection with any of his duties, or the repeated failure to carry out lawful and reasonable orders of KMC, which in any of these cases, in the reasonable judgment of the Board, is willful and deliberate and which is not cured within a reasonable period after Mr. Woodruff's receipt of written notice thereof from KMC, unless such neglect, misconduct or failure is not of the type that reasonably may be cured;

     (ii) any absence from Mr. Woodruff's regular, full-time employment in excess of three weeks that is not due to vacation, bona fide illness, disability, death or other reason expressly authorized by the Board

5. This Agreement shall terminate immediately on Mr. Woodruff's death, or in the event of Mr. Woodruff's continuous disability, which disability prevents him from substantially performing his duties, one year from the commencement of such disability;

6. This Agreement may be terminated at any time by mutual agreement of Mr. Woodruff and KMC.


Agreed to:


Kontron Mobile Computing



/s/ Thomas Sparrvik                     /s/ Richard F. Woodruff, Jr.
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Thomas Sparrvik, CEO                    Richard F. Woodruff, Jr.


October 26, 2001                        October 26, 2001
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Date                                    Date